UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 6, 2006

Selective Insurance Group, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	0-8641	22-2168890
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Wantage Avenue, Branchville, New Jersey	07890
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (973) 948-3000

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Non-employee Director Compensation

On January 31, 2006, the Corporate Governance and Nominating Committee (the “Corporate Governance Committee”) of the Board of Directors (the “Board”) of Selective Insurance Group, Inc. (the “Company”) approved the following changes to the compensation of the non-employee Directors of the Company, effective January 31, 2006:

•	The Annual Retainer Fee for each non-employee Director was increased from $43,000 to $50,000, with at least 50% still provided through the Company’s common stock.
•	The Annual Chairperson Fee for the Audit Committee was increased from $10,000 to $12,500.
•	The Annual Chairperson Fee for the Salary and Employee Benefits Committee was increased from $10,000 to $12,500.
•	An Annual Chairperson Fee for the Corporate Governance Committee of $7,500 was adopted.
•	An Annual Chairperson Fee for the Finance Committee of $7,500 was adopted.
•	The Lead Director Fee was increased from $10,000 to $15,000.

On January 31, 2006, the Corporate Governance Committee also decided to amend the Company’s non-employee Director compensation program so that each non-employee Director annually receives equity awards of $32,500 in restricted shares of the Company’s common stock and $32,500 in options under the Selective Insurance Group, Inc. 2005 Omnibus Stock Plan (the “Stock Plan”). This decision, however, requires certain provisions of the Stock Plan to be amended by the Board. The Board has not yet taken action on this matter.

The Corporate Governance Committee made the foregoing decisions after a review of director compensation at comparable corporations made by outside compensation consultants retained by the Corporate Governance Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECTIVE INSURANCE GROUP, INC.

(Registrant)

Date: February 6, 2006	By:	/s/ Michael H. Lanza, Esq.
	Name:	Michael H. Lanza, Esq.
	Title:	Senior Vice President, General Counsel
and Corporate Secretary